Exhibit 99.1

CARDIOME PHARMA CORP.

AMENDED 2001 INCENTIVE STOCK OPTION PLAN

Approved by the Board of Directors on
January 30, 2001, as amended on April 17, 2002, April 19, 2004 and May 10, 2005

Approved by the Shareholders on
May 28, 2001, as amended on May 27, 2002, May 25, 2004 and June 6, 2005

SECTION 1 — GENERAL PROVISIONS

1.1 Interpretation

(a)	For the purpose of this Plan, the following terms shall have the following meanings:

“Administrator” means, initially, the secretary of the Corporation and thereafter shall mean such director, officer or employee of the Corporation as may be designated from time to time, as Administrator by the Board or an authorized committee of the Board;

“Associate” has the meaning ascribed to that term under section 1 of the Securities Act (Ontario);

“Board” means the board of directors of the Corporation;

“Certificate” means a certificate evidencing an Option, in such form as may be approved by the Board at the time of the grant of the Option;

“Common Shares” means the common shares without par value of the Corporation as currently constituted;

“Corporation” means Cardiome Pharma Corp.;

“Consultant” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation or any of its Subsidiary Companies has a contract for services who is approved for participation in the Plan by the Board and for whom there exists an exemption from applicable prospectus requirements permitting the granting of an Option;

“Dependent Contractor” means an individual (including an individual whose services are contracted through a personal holding corporation) with whom the Corporation has a contract for services, under which contract the Corporation maintains the same control and direction over the details and methods of work as it would for an employee of the Corporation, but for which individual income tax deductions are not made at source;

“Effective Date” means January 30, 2001;

“Eligible Person” means, subject to all applicable laws, any director, officer, employee (whether part-time or full-time), Dependent Contractor or Consultant of the Corporation or any of its Subsidiary Companies;

“Exercise Notice” means the notice respecting the exercise of an Option, in the form set out as Schedule “A” hereto, duly executed by the Option Holder;

“Insider” means:

(i)	an insider as defined under section 1(1) of the Securities Act (Ontario), other than a director or senior officer of a “subsidiary” or “affiliate” (within the meaning of those terms as used in the Securities Act (Ontario) of the Corporation unless such director or senior officer (x) in the ordinary course receives or has access to information as “material facts” or “material changes” (within the meaning of those expressions as used in the Securities Act (Ontario)) concerning the

Corporation before the material facts or material changes are generally disclosed: (y) is a director or senior officer of a “major subsidiary” (within the meaning of that expression found in National Instrument 55-101) of the Corporation; or (z) is an insider of the Corporation in a capacity other than as a director or senior officer of the subsidiary or affiliate;

(ii)	an Associate or affiliate of any person who is an insider by virtue of (i) above.

“Option” means an option to purchase Common Shares granted to an Eligible Person pursuant to the terms of the Plan;

“Outstanding Issue” is determined on the basis of the number of Common Shares that are outstanding (on a non-diluted basis) immediately prior to the share issuance or grant of Option in question, excluding Common Shares issued pursuant to Share Compensation Arrangements over the preceding one year period;

“Participant” means Eligible Persons to whom Options have been granted;

“Personal Representative” means:

(i)	in the case of a deceased Participant, the executor or administrator of the deceased duly appointed by a court or public authority having jurisdiction to do so; and

(ii)	in the case of a Participant who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Participant;

“Plan” means this Stock Option Plan of the Corporation;

“Share Compensation Arrangement” means any share based compensation arrangement, including:

(i)	stock option plans for the benefit of employees, Insiders, service providers (a person or company engaged by the Corporation to provide services for an initial, renewable or extended period of twelve months or more) or any one of such groups;

(ii)	individual stock options granted to employees, service providers or Insiders if not granted pursuant to a plan previously approved by the Corporation’s security holders;

(iii)	stock purchase plans where the Corporation provides financial assistance or where the Corporation matches the whole or a portion of the securities being purchased;

(iv)	stock appreciation rights involving issuances of securities from treasury;

(v)	any other compensation or incentive mechanism involving the issuance or potential issuances of securities of the Corporation; and

(vi)	security purchases from treasury by an employee, Insider or service provider which is financially assisted by the Corporation by any means whatsoever.

For greater certainty, arrangements which do not involve the issuance or potential issuance from treasury of securities of the Corporation are not Share Compensation Arrangements.

“Subsidiary Companies” has the meaning ascribed to it under section 1 of the Securities Act (Ontario); and

“Termination Date” means the date on which a Participant ceases to be an Eligible Person.

(b)	Words importing the singular number only shall include the plural and vice versa and words importing the masculine shall include the feminine.

(c)	This Plan is established under and the provisions of the Plan shall be interpreted and construed in accordance with the laws of British Columbia.

1.2 Purpose

The purpose of the Plan is to advance the interests of the Corporation by (i) providing Eligible Persons with additional incentive, (ii) encouraging stock ownership by such Eligible Persons, (iii) increasing the proprietary interest of Eligible Persons in the success of the Corporation, (iv) encouraging the Eligible Person to remain with the Corporation or its Subsidiary Companies, and (v) attracting new Eligible Persons.

1.3 Administration

(a)	This Plan shall be administered by the Board or a committee of the Board duly authorized for this purpose by the Board and consisting of not less than three directors. If a committee is authorized for this purpose, all references to the Board will be deemed to be references to the committee.

(b)	Subject to the limitations of the Plan, the Board shall have the authority:

(i)	to grant options to purchase Common Shares to Eligible Persons;

(ii)	to determine the terms, limitations, restrictions and conditions respecting such grants;

(iii)	to interpret the Plan and to adopt, amend and rescind such administrative guidelines and other rules and regulations relating to the Plan as it shall from time to time deem advisable;

(iv)	to construe and interpret the Plan and the Options granted thereunder;

(v)	to establish the sub-plans, procedures or guidelines for the grant of Options to Eligible Persons working outside of Canada; and

(vi)	to make all other determinations and to take all other actions in connection with the implementation and administration of the Plan including, without limitation, for the purpose of ensuring compliance with section 1.7 hereof, as it may deem necessary or advisable.

(c)	The interpretation by the Board or an authorized committee of the Board of any of the provisions of the Plan and any determination by it pursuant thereto shall be final and conclusive and shall be binding on all Participants, the Corporation and its Subsidiary Companies, any shareholder and all other persons, and shall not be subject to any dispute by any Participant. No member of the Board or any person acting pursuant to authority delegated by the Board hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Board and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

1.4 Shares Reserved

(a)	The maximum number of Common Shares which may be reserved for issuance for all purposes under the Plan shall be 5,750,000 Common Shares, inclusive of the 4,990,068 Common Shares reserved for issuance pursuant to stock options which were outstanding and unexercised as of May 10, 2005, the date on which the Board has approved amendments to this Plan. The maximum number of Common Shares which may be issued under this Plan as ISOs (as defined in section 2.4 of this Plan) shall be 2,875,000 Common Shares. The maximum number of Common Shares which may be reserved for issuance under Options to any one person at any time under the Plan shall be 5% of the Outstanding Issue.

(b)	Any Common Shares subject to an Option which for any reason is cancelled or terminated without having been exercised, shall again be available for grant under the Plan. No fractional shares shall be issued. Reference should be made to section 1.9(d) for the manner in which fractional share value shall be treated.

(c)	If there is a change in the outstanding Common Shares by reason of any stock dividend or any recapitalization, amalgamation, subdivision, consolidation, combination or exchange of shares, or other corporate change, the Board shall make, subject to the prior approval of the relevant stock exchanges, appropriate substitution or adjustment in:

(i)	the number or kind of shares or other securities reserved for issuance pursuant to the Plan; and

(ii)	the number and kind of shares subject to unexercised Options theretofore granted and in the option exercise price of such shares,

provided, however, that no substitution or adjustment shall obligate the Corporation to issue or sell fractional shares. If the Corporation is reorganized, amalgamated with another corporation or consolidated, the Board shall make such provisions for the protection of the rights of Participants as the Board in its discretion deems appropriate.

1.5 Limits with respect to Insiders

(a)	The number of securities issuable to Insiders, at any time, under all Share Compensation Arrangements, including securities currently under grant (including outstanding options), and securities available to be granted to Insiders under all Share Compensation Arrangements, shall not exceed 10% of the Corporation’s total issued and outstanding securities.

(b)	The number of securities issued to Insiders under all Share Compensation Arrangements within a one year period shall not exceed 10% of the Corporation’s total issued and outstanding securities.

(c)	The maximum number of Common Shares which may be issued to any one Insider under the Plan within a one year period shall be 5% of the Outstanding Issue.

1.6 Amendment and Termination

(a)	The Board may amend, suspend or terminate the Plan or any portion thereof at any time in accordance with applicable legislation and the rules of the stock exchanges upon which the Common Shares are listed for trading, provided that to the extent required by any such stock exchange shareholder approval shall be obtained for any amendment of the Plan. No such amendment, suspension or termination shall alter or impair any Options or any rights pursuant thereto granted previously to any Participant without the consent of such Participant. If the Plan is terminated, the provisions of the Plan and any administrative guidelines, and other rules and regulations adopted by the Board and in force at the time of the Plan shall continue in effect during such time as an Option or any rights pursuant thereto remain outstanding.

(b)	With the consent of the affected Participants, the Board may amend or modify any outstanding Option in any manner to the extent that the Board would have had the authority to initially grant such award as so modified or amended, including without limitation, to change the date or dates as of which an Option becomes exercisable, subject to the prior approval of the relevant stock exchanges.

1.7 Compliance with Legislation

The Plan, the grant and exercise of Options hereunder and the Corporation’s obligation to sell and deliver Common Shares upon exercise of Options shall be subject to all applicable federal, provincial and foreign laws, rules and regulations, the rules and regulation of any stock exchange on which the Common Shares are listed for trading and to such approvals by any regulatory or governmental agency as may, in the opinion of counsel to the Corporation, be required. The Corporation shall not be obliged by any provision of the Plan or the grant of any Option hereunder to issue or sell Common Shares in violation of such laws, rules and regulations or any condition of such approvals. No Option shall be granted and no Common Shares issued or sold hereunder where such grant, issue or sale would require registration of the Plan or of Common Shares under the securities laws of any foreign jurisdiction and any purported grant of any Option or issue or sale of Common Shares hereunder in violation of this provision shall be void. In addition, the Corporation shall have no obligation to issue any Common Shares pursuant to the Plan unless such Common Shares shall have been duly listed, upon official notice of issuance, with all stock exchanges on which the Common Shares are listed for trading. Common Shares issued and sold to Participants pursuant to the exercise of Options may be subject to limitations on sale or resale under applicable securities laws and, if deemed necessary or expedient by the Board, the certificates representing the Common Shares issued upon the exercise of Options shall have a legend pertaining to such restriction.

1.8 Effective Date

This Plan will supersede and replace all previous stock option plans on the Effective Date. This Plan is subject to the approval of:

(a)	The Toronto Stock Exchange; and

(b)	the shareholders of the Corporation, given by the affirmative vote of a majority of the votes attached to the Common Shares of the Corporation entitled to vote and represented and voted at an annual or special meeting of the holders of such Common Shares held, among other things, to consider and approve the Plan, and until such approvals are obtained Options granted pursuant to the Plan shall not be exercisable.

1.9 Miscellaneous

(a)	Nothing contained herein shall prevent the Board from adopting other or additional compensation arrangements, subject to any required approval.

(b)	Nothing contained in the Plan nor in any Option granted thereunder shall be deemed to give any Participant any interest or title in or to any Common Shares of the Corporation or any rights as a shareholder of the Corporation or any other legal or equitable right against the Corporation whatsoever other than as set forth in the Plan and pursuant to the exercise of any Option.

(c)	The Plan does not give any Eligible Person the right or obligation to or to continue to serve as a director, officer, Consultant, Dependent Contractor or employee, as the case may be, of the Corporation or any of its Subsidiary Companies. The awarding of Options to any Eligible Person is a matter to be determined solely in the discretion of the Board. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Board with regard to the allotment or issue of any Common Shares or any other securities in the capital of the Corporation or any of its subsidiaries other than as specifically provided for in the Plan.

(d)	No fractional Common Shares shall be issued upon the exercise of Options and, accordingly, if a Participant would become entitled to a fractional Common Share upon the exercise of an Option, such Participant shall only have the right to purchase the next lowest whole number of Common Shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded.

(e)	The grant of an Option shall be conditional upon the Eligible Person to whom the Option is granted completing, signing and delivering to the Corporation all documents as may be required by the regulatory authorities having jurisdiction.

(f)	The Board shall have the authority to adopt such sub-plans, procedures and guidelines as may be necessary or desirable to comply with provisions of the laws of any country in which the Corporation or its Subsidiary Companies may operate to assure the viability of the benefits from Options granted to Participants performing services in such country to meet the objectives of the Plan.

SECTION 2 — OPTIONS

2.1 Grants and Eligibility

Options may be granted under this Plan to any Eligible Person. Subject to the provisions of the Plan, the Board shall have the authority to determine the limitation, restrictions and conditions, if any, in addition to or in variation of those set forth in section 2.3 hereof, applicable to the exercise of an Option, including, without limitation, the nature and duration of the restrictions, if any, to be imposed upon the exercise of the Option or the sale or other disposition of Common Shares acquired upon exercise of the Option, and the nature of the events, if any, and the duration of the period in which any Participant’s rights in respect of Common Shares acquired upon exercise of an Option may be forfeited, with the discretion in the Board to modify or rescind such restrictions in the event of certain corporate developments including but not limited to a take over bid, reorganization, merger, change in capital or amalgamation. An Eligible Person may receive Options on more than one occasion under the Plan and may receive separate Options on any one occasion.

2.2 Option Price

The Board shall establish the option exercise price at the time each Option is granted, which shall in all cases be not less than the closing price of the Common Shares on The Toronto Stock Exchange immediately preceding the date of grant.

2.3 Exercise of Options

(a)	Options granted must be exercised no later than 10 years after the date of grant or such lesser period as may be determined by the Board.

(b)	Subject to the provisions of sections 2.2, 2.3(a) and 2.3(d), each option may be exercised at such time or times as may be determined by the Board, on such terms, conditions and limitations as the Board may from time to time determine with respect to each option, which terms, conditions and limitations may (but need not), in the discretion of the Board, provide that the option may not be exercised except in accordance with such limitations based on the passage of time after the date on which such option is granted, the satisfaction of performance criteria relating generally to the Company or particularly to the optionee or the satisfaction of any other conditions (including any combination of the foregoing), and subject to such terms, conditions, limitations and provisos, as the Board may in its discretion determine.

(c)	Without limiting the generality of section 2.3(b), the Board may, in its discretion, notwithstanding any limitations previously determined by the Board or previously required under the terms of this Plan for the right of an optionee to exercise any option, allow any optionee under any option to purchase all or any of the Common Shares then subject to such option if the Board in its discretion determines to permit the optionee to exercise such option in respect of such Common Shares.

(d)	An Option may be exercised only by the Participant or the Personal Representative of any Participant. An Option may be exercised, in whole or in part (subject to any applicable exercise restrictions), at any time or from time to time up to 4:00 p.m. (Vancouver time) on its expiry date by delivering to the Administrator an Exercise Notice, the applicable Certificate and a cheque or bank draft payable to the Corporation in an amount equal to the aggregate exercise price of the Shares to be purchased pursuant to the exercise of the Option.

(e)	As soon as practicable following the receipt of the Exercise Notice, the Administrator shall cause to be delivered to the Participant a certificate for the Shares so purchased. If the number of Shares so purchased is less than the number of Shares subject to the Certificate surrendered, the Administrator shall forward a new Certificate to the Participant concurrently with delivery of the aforesaid share certificate for the balance of the Shares available under the Option.

(f)	Subject to section 2.3(g)(ii), Options shall not be transferable or assignable, in whole or in part, except that an Option may be transferred by will or the laws of decent or distribution.

(g)	Subject to section 2.3(a) and except as otherwise determined by the Board:

(i)	if a Participant ceases to be an Eligible Person for any reason whatsoever other than death, each Option held by the Participant will cease to be exercisable 30 days after the Termination Date, provided that there shall be excluded in the calculation of such 30 days, any day on which the Participant is restricted from trading pursuant to any policy of the Corporation prohibiting trading during “trading blackout” periods. If any portion of an Option is not vested by the Termination Date, that portion of the Option may not under any circumstances be exercised by the Participant. Without limitation, and for greater certainty only, this provision will apply regardless of whether the Participant was dismissed with or without cause and regardless of whether the Participant received compensation in respect of dismissal or as entitled to a period of notice of termination which would otherwise have permitted a greater portion of the Option to vest with the Participant;

(ii)	if a Participant dies prior to an option held by the Participant ceasing to be exercisable, the legal representative of the Participant may exercise the Participant’s Options within twelve months after the date of the Participant’s death, but only to the extent the Options were by their terms exercisable on the date of death.

2.4 U.S. Participants

Any Option granted under the Plan to a Participant who is a citizen or resident of the United States (including its territories, possessions and all areas subject to the jurisdiction) (a “U.S. Participant”) may be an incentive stock option (an “ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, of the United States (the “Code”), but only if so designated by the Corporation in the agreement evidencing such Option. No provision of this Plan, as it may be applied to a U.S. Participant with respect to Options which are designated as ISOs, shall be construed so as to be inconsistent with any provision of Section 422 of the Code or the Treasury Regulations thereunder. Grants of Options to U.S. Participants which are not designated as or otherwise do not qualify as ISOs will be treated as nonstatutory stock options for U.S. federal tax purposes. Notwithstanding anything in this Plan contained to the contrary, the following provisions shall apply to ISOs granted to each U.S. Participant:

(a)	ISOs shall only be granted to individual U.S. Participants who are, at the time of grant, employees of the Corporation within the meaning of the Code. Any director of the Corporation who is a U.S. Participant shall be ineligible to vote upon the granting of such Option;

(b)	the aggregate fair market value (determined as of the time an ISO is granted) of the Common Shares subject to ISOs exercisable for the first time by a U.S. Participant during any calendar year under this Plan and all other stock option plans, within the meaning of Section 422 of the Code, of the Corporation shall not exceed One Hundred Thousand Dollars in U.S. funds (U.S.$100,000);

(c)	the Option Price for Common Shares under each ISO granted to a U.S. Participant pursuant to this Plan shall be not less than fair market value of such Common Shares at the time the Option is granted, as determined in good faith by the directors at such time (unless such ISO is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code);

(d)	if any U.S. Participant to whom an ISO is to be granted under the Plan at the time of the grant of such ISO is the owner of shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Corporation, then the following special provisions shall be applicable to the ISO granted to such individual:

(i)	the Option Price (per share) subject to such ISO shall not be less than one hundred ten percent (110%) of the fair market value of one Common Share at the time of grant; and

(ii)	for the purposes of this Section 2.4(d)(ii) only, the exercise period shall not exceed five (5) years from the date of grant;

(e)	no ISO may be granted hereunder to a U.S. Participant following the expiration of ten (10) years after the date on which this Plan is adopted by the Corporation or the date on which the Plan is approved by the shareholders of the Corporation, whichever is earlier; and

(f)	no ISO granted to a U.S. Participant under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Corporation.

2.5 Incorporation of Terms of Stock Option Plan

Subject to specific variations approved by the Board, all terms and conditions set out herein will be deemed to be incorporated into and form part of each Option granted under this Stock Option Plan.

2.6 Merger of Amended 1998 Incentive Stock Option Plan

Upon receipt of shareholder and regulatory approval to this Plan, the Amended 1998 Incentive Stock Option Plan of the Corporation shall be deemed to be merged herein, such that all options outstanding under the Amended 1998 Incentive Stock Option Plan of the Corporation shall be deemed to be outstanding under the Plan to the same extent as if they were originally granted hereunder, and shall be governed hereby and entitled to all of the benefits and obligations herein.

SCHEDULE “A”

EXERCISE NOTICE

To:	The Administrator, Stock Option Plan
Cardiome Pharma Corp.
6190 Agronomy Road,
Vancouver, B.C. V6T 1Z3

The undersigned hereby irrevocably gives notice, pursuant to the Cardiome Pharma Corp. (the “Corporation”) Amended 2001 Stock Option Plan (the “Plan”), of the exercise of the Option to acquire and hereby subscribes for (cross out applicable item):

(a)	all of the Shares; or

(b)	of the Shares which may be purchased under the Option.

Calculation of total Exercise Price:

(i)	number of Shares to be acquired on exercise: Shares

(ii)	times the exercise price per Share:$

TOTAL EXERCISE PRICE, enclosed herewith:$

The undersigned tenders herewith a cheque or bank draft (circle one) in the amount of $                     payable to Cardiome Pharma Corp. in an amount equal to the total exercise price for the Shares being purchased, as calculated above, and directs the Corporation to issue the share certificate evidencing the Shares in the name of the undersigned to be mailed to the undersigned at the following address:

DATED the                      day of                                         ,                     .

Signature of Witness	Signature of Participant

Name of Witness (please print)	Name of Participant (please print)